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                                  EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT

United Homes, Inc., an Arizona corporation
United Homes of Illinois, Inc., an Illinois corporation
United Homes of Michigan, Inc., a Michigan corporation
Williams Glen Limited Partnership
The Hidden Springs Real Estate Limited Partnership
United/RBG XII L.P.
United Lindsay East Valley Limited Partnership